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                                                                  EXHIBIT (A)(2)

           SECTION 5. GOVERNING LAW AND NAME OF SURVIVING CORPORATION

5.1 Governing Law of Surviving Corporation. Following the effectiveness of the merger, the Surviving Corporation shall be governed by the laws of the State of New York.

5.2 Governing Law Regarding the Maintenance of Separate Accounts. The separate accounts of AIL, each of which is a unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940, and each of which will be transferred to USL upon the effectiveness of the merger proposed herein, will be maintained by USL in accordance with the applicable federal and New York insurance laws and regulations.

5.3. Name of Surviving Corporation. The name of the Surviving Corporation shall continue to be "The United States Life Insurance Company in the City of New York," and the Surviving Corporation will conduct business as authorized by its charter, as amended.